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                                                                   EXHIBIT: 23.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Bayhawk Ales, Inc.
     File Ref. No. 33-82208-LA

We were previously the principal accountant for Bayhawk Ales, Inc. and, under the date of October 20, 1998, we reported on the financial statements of Bayhawk Ales, Inc. as of and for the year ended December 31, 1997. On November 11, 1998, we resigned. We have read Bayhawk Ales, Inc.'s statements included under
Item 4 of its Form 8-K dated January 22, 1999 and we agree with such statements.


CACCIAMATTA ACCOUNTANCY CORPORATION